For Immediate Release

Contact:

Fuse Medical, Inc.

Attention: Devon Morgan, Sr. Investor Relations Analyst

1565 North Central Expressway, Suite 220

Richardson, Texas 75080

Office (469) 862-3030

Facsimile (469) 862-3035

info@Fusemedical.com

FUSE MEDICAL, INC. ANNOUNCES ENGAGEMENT OF ARMANINO LLP

RICHARDSON, TX, June 19, 2020 /Businesswire/ -- Fuse Medical, Inc. (OTCPINK: FZMD) (“Fuse” or the “Company”) announced the appointment of Armanino LLP ("Armanino"), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

The Company’s Board of Directors and management believe Armanino’s size and expertise closely align with the strategic vision for the Company. Bill McLaughlin, Chief Financial Officer of Fuse said, “We are delighted with the expertise Armanino brings to the table, and we believe that Armanino’s in-depth capabilities closely align with our increasing larger economic footprint, strategic growth plans, and initiatives.”

About Armanino LLP

Armanino is one of the 25 largest independent accounting and business consulting firms in the nation. Armanino provides an integrated set of audit, tax, business management, consulting and technology solutions to companies in the U.S. and globally. The firm helps clients adapt and change in every stage of business, from startup through rapid growth to the sale of a company. Armanino emphasizes smart technology, leading a cloud revolution of financial, operational, sales and compliance tools that are transforming the way companies do business. The firm extends its global services to more than 100 countries through its membership in Moore Global, one of the world's major accounting and consulting membership organizations. In addition to its core consulting and accounting practices, Armanino operates its division, AMF Media Group a media and communications services agency. Its affiliate, Intersect Capital is an independent financial planning, wealth and lifestyle management firm.

About Fuse Medical, Inc.

Fuse is an emerging manufacturer and distributor of innovative medical devices for the orthopedic and spine marketplace. We provide a comprehensive portfolio of products in the orthopedic total joints, sports medicine, trauma, foot and ankle space, as well as, degenerative and deformity spine, orthobiologics and regenerative medicine products. For more information about the Company, or if you’re interested in becoming a distributor of any Fuse’s products, please contact us at info@fusemedical.com or visit: www.fusemedical.com.

Forward Looking Statements

Certain statements in this press release, constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend,” or similar expressions or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based only on information available to the Company as of the date of this release.

For Immediate Release

These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission; the failure of the Company to close the transaction; and integration issues with the consolidated company. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

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